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Enochian Biosciences Inc.

2080 Century City East

Suite 906

Los Angeles, CA 90067

Ladies and Gentlemen:

We have acted as counsel to Enochian Biosciences Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time pursuant to Rule 415 promulgated under the Securities Act of shares of the Company’s common stock, par value 0.0001 per share (“Common Stock”), up to an aggregate initial offering price not to exceed $50,000,000 (the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement, including the exhibits filed therewith; (ii) the prospectus included in the Registration Statement relating to the Shares; (iii) the Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”); (iv) the By-laws of the Company (the “By-laws” and, together with the Certificate of Incorporation, the “Organizational Documents”); (v) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) on July 7, 2020 relating to the Registration Statement; (vi) the Company’s stock ledger; and (vii) as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not reviewed any documents other than the documents listed in (i) through (vii) above.

For the purposes of this opinion letter, we have assumed that: (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that (i) each party to the documents we have examined or relied on (the “Reviewed Documents”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) each party to the Reviewed Documents: (a) has the legal capacity, power and authority to execute, deliver, and perform its obligations under the Reviewed Documents to which it is a party, (b) has taken all action necessary to duly authorize the execution and delivery of, and the performance of its obligations under, the Reviewed Documents and (c) has duly executed and delivered the Reviewed Documents; and (iii) the Reviewed Documents constitute the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including reported judicial decisions interpreting that law (collectively, the “DGCL”).

Based upon and subject to the foregoing, it is our opinion that when (i) the terms of an issuance and sale of the Shares have been duly authorized and approved by all necessary action (the “Authorizing Resolutions”) of (A) the Board of Directors and/or a duly authorized committee thereof and (B) the Company’s stockholders, so as not to violate any applicable law, rule or regulation, including, without limitation, the DGCL or result in a default under or a breach of any agreement or instrument binding upon the Company, including, without limitation, the Organizational Documents, as they may be amended from time to time, hereafter and so as to comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) certificates representing the Shares have been duly executed, issued and delivered as contemplated by the Registration Statement and any prospectus supplement relating thereto and in accordance with any agreement or instrument binding upon the Company, and the Organizational Documents, the Authorizing Resolutions and the DGCL, and (iii) notation of the issuance of the Shares has been properly made in the Company’s stock ledger, upon payment of the consideration fixed therefor in accordance with the applicable definitive purchase, underwriting or similar agreement which is enforceable against all parties thereto in accordance with its terms and in an amount at least equal to the aggregate par value of the shares of Common Stock being issued and duly authorized by the Board of Directors and/or a duly authorized committee thereof pursuant to the Authorizing Resolutions, the Shares will be validly issued, fully paid and nonassessable.

We note that the maximum number of shares of Common Stock issuable under the Registration Statement is not specified, and we assume that, at the time of the issuance of any Shares under the Registration Statement, the Company will have sufficient authorized and unissued, not otherwise committed to be issued, shares of Common Stock to provide for such issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Experts. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L Gates LLP